Exhibit 10.48

AMENDMENT NO. 1 TO

SUPPLY AGREEMENT

This Amendment No. 1 (this “Amendment”) is entered into March 9, 2018, and shall become effective as provided below, by and among Arena Pharmaceuticals GmbH, a company organized under the laws of Switzerland, having a principal place of business at Untere Brühlstrasse 4, 4800, Zofingen, Switzerland (“Arena”), Eisai Inc., a company organized under the laws of Delaware, having a principal place of business at 100 Tice Blvd., Woodcliff Lake, New Jersey 07677 (“ESI”), and Eisai Co., Ltd., a company organized under the laws of Japan, having a principal place of business at 4-6-10 Koishikawa Bunkyo-ku, Tokyo, Japan, 112-88 (“ECL”). “Eisai” shall mean (a) ESI, with respect to all rights and obligations of Eisai under the Agreement (as defined below) with respect to North America, South America, Central America and the Caribbean and (b) ECL, with respect to all rights and obligations of Eisai under the Agreement with respect to the world other than North America, South America, Central America and the Caribbean. Each of Arena and Eisai may be referred to in this Amendment individually as a “Party” and collectively as the “Parties”. Capitalized terms used in this Amendment that are not otherwise defined shall have the meanings ascribed to such terms in the Agreement.

Whereas

A.	Arena and Eisai previously entered into the Supply Agreement dated December 28, 2016 (as may be amended in accordance with its terms, the “Agreement”);

B.

Arena is pursuing a sale of all or substantially all of its business or assets to which the Agreement relates to Siegfried Pharma AG or an affiliate thereof (“Siegfried”) (the “Siegfried Transaction”).

C.	The Parties intend to amend the Agreement as set forth in this Amendment, with such amendments taking effect automatically upon the closing of the Siegfried Transaction.

Now, Therefore, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Arena and Eisai, intending to be legally bound, hereby agree as follows:

1.	The reference to “Section 16.3” in the second to last sentence of Section 2.1 of the Agreement shall be deleted and replaced with “Section 17.3”.
2.	Section 3.8 of the Agreement shall be deleted and replaced in its entirety by the following:

“3.8.Sublicense Rights; Co-Promotion Partners and Distributors.  (i) Eisai shall have the right to appoint one or more Third Parties as Co-Promotion Partners to co-promote or co-market Products with Eisai in the Territory, to grant one or more Sublicenses in the Territory, or to appoint one or more Third Parties as Distributors to market, promote, sell and distribute the Products on Eisai’s behalf in the Territory; and (ii) each such Co-Promotion Partner shall have the right to appoint additional Co-Promotion Partners, each such Distributor shall have the right to appoint additional Distributors, and each such Sublicensee or Affiliate shall have the right to grant further Sublicenses, in each case (i) and (ii), as and to the extent set forth in this Section 3.8.  Eisai shall have the right to appoint a Third Party as a Co-Promotion Partner in the Territory, to grant a Sublicense in any country in the Territory, and to appoint one or more Third Parties as Distributors in any country in the Territory (which may include development work on a Product in such country), without Arena’s prior written consent but on at least three Business Days prior written notice to Arena.  In addition, any Co-Promotion Partner shall have the right to appoint a Third Party as a Co-Promotion Partner in the

Territory, any Distributor shall have the right to appoint a Third Party as a Distributor in the Territory, and any Sublicensee may grant further Sublicenses in the Territory, in each case on at least three Business Days prior written notice to Arena.  Any such Third Party described in this Section 3.8 shall be a “subcontractor” of Eisai for which Eisai shall be responsible as provided in Section 2.4.”

3.	Section 15.1 of the Agreement shall be deleted and replaced in its entirety by the following:

“15.1.Term.  The term of this Agreement (the “Term”) shall commence on the Effective Date and continue until five years after the Effective Date (the “Initial Term”), unless terminated earlier under Section 15.2 or extended by mutual written agreement of the Parties.”

4.	A new Section 15.2(d) shall be added to the Agreement as follows:

“(d)Termination in Case of Low Product Demand. Each Party shall have the right, but not the obligation, to terminate this Agreement if the total amount of Products purchased by Eisai in any twelve-month period or forecasted by Eisai for any twelve-month period falls below 75,000,000 tablets of Product by giving six months’ advance written notice of termination to the other Party; provided, however, that no such termination notice may be given prior to June 28, 2018, and no such termination may be effective prior to December 28, 2018.”

5.

This Amendment shall become effective, and the Agreement shall be amended as set forth herein, upon the closing of the Siegfried Transaction if, and only if, the closing of the Siegfried Transaction occurs on or prior to June 30, 2018. Only upon the satisfaction of this condition precedent shall this Amendment take effect. Arena shall keep Eisai reasonably apprised of the status of the Siegfried Transaction and provide Eisai written notice of the closing of the Siegfried Transaction, including the date of such closing, which shall be the effective date of this Amendment. If Arena provides written notice to Eisai that the Siegfried Transaction has been terminated and will not close, this Amendment shall be null and void effective as of the date of such written notice.

6.

Unless otherwise specifically stated herein, all of the terms and conditions of the Agreement shall remain in full force and effect.  At the time this Amendment becomes effective as provided in paragraph 5, this Amendment shall form a part of the Agreement for all purposes, each Party shall be bound hereby, and any reference to the Agreement shall be deemed a reference to the Agreement as amended hereby.

7.

This Amendment may be executed in any number of counterparts each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  This Amendment may be executed by facsimile or other electronic signatures and such signatures shall be deemed to bind each Party as if they were original signatures.  This Amendment and all questions regarding its existence, validity, interpretation, breach or performance shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, United States, without reference to its conflicts of law principles with the exception of sections 5-1401 and 5-1402 of New York General Obligations Law.

[Signature Pages Follow]

In Witness Whereof, the Parties have caused this Amendment to be executed by their duly authorized agents.

Arena Pharmaceuticals GmbH
By:__/ s / Amit D. Munshi
Name: Amit D. Munshi
Title: Managing Director

By:__ / s / Kevin R. Lind
Name: Kevin R. Lind
Title: Managing Director

[Signature Page to Supply Agreement Amendment]

Eisai Inc.
By:____/ s / Shaji Procida _________
Name: Shaji Procida
Title: President and Chief Operating Officer
100 Tice Blvd.
Woodcliff Lake, New Jersey 07677
United States of America

Eisai Co., Ltd.
By:______ / s / Alexander Scott______
Name: Alexander Scott
Title: Vice President, Chief Strategy Officer, Neurology Business Group
4-6-10 Koishikawa Bunkyo-ku
Tokyo, Japan, 112-88

[Signature Page to Supply Agreement Amendment]